Exhibit 5.1

CONSENT OF Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of Sol Strategies Inc. of our report dated June 16, 2025 relating to the consolidated statements of financial position of Sol Strategies Inc. as of September 30, 2024 and 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, including the related notes. We also consent to the references to us under the headings “Documents Filed as Part of the Registration Statement” and “Auditors, Transfer Agent and Registrar” in such registration statement.

/s/ Davidson & Company LLP
Chartered Professional Accountants
Vancouver, Canada

November 19, 2025